FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS EPS OF $0.75 FOR Q2 2010, EX-FX;
YTD FCF REACHES RECORD $2.08 PER DILUTED SHARE;
QUARTERLY DIVIDEND AND SPECIAL DIVIDEND ANNOUNCED

AMSTERDAM (21 July 2010) - Core Laboratories N.V. (NYSE: "CLB") reported second quarter 2010 earnings of $0.75 per diluted share (EPS), excluding $0.04 EPS related to losses from currency translations (FX).  Excluding the foreign currency translation losses, second quarter 2010 EPS increased by 21% compared with year-earlier second quarter EPS totals that also excluded various non-operational gains and a higher effective tax rate.  All per share and share count data have been adjusted for the Company’s two-for-one stock split that was effective on 8 July 2010.

Second quarter 2010 net income, excluding foreign currency translations, was $35,835,000 and was over $2,000,000 higher than the upper target of previous Company guidance.  Net income, including currency exchange losses, was $34,216,000.  Quarterly revenue increased year-over-year by 19% to $198,902,000, while second quarter 2010 operating income, excluding foreign currency translations, was $55,432,000.  Operating margins, calculated by dividing operating income, excluding losses from currency translations, by revenue, reached 28%, equaling the highest quarterly margin ever reported by Core.  Second quarter 2010 free cash flow (FCF), defined as cash from operations in excess of capital expenditures, increased 27% over year-earlier totals to $42,453,000, or $0.89 per diluted share.  As has been the case for the last six quarters, net income was exceeded by FCF, most of which has been, or will be, returned to shareholders via second quarter 2010 share repurchases or in the form of a regular quarterly dividend of $0.06 per share and a special dividend of $0.65 per share, both payable on 23 August 2010.

As reported the previous three quarters, the Board of Supervisory Directors (the “Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (ROIC) in the top decile of the service companies listed as Core’s Peers by Bloomberg Financial.  Based on Bloomberg’s calculations for the latest comparable data available, Core’s ROIC was the highest of its oilfield services Peer Group.  Moreover, Core’s ROIC exceeded the Peer Group average ROIC by approximately 26 percentage points, and the Company had the highest ROIC to weighted average cost of capital (WACC) ratio in the Peer Group.

For the first six months of 2010, Core’s revenue increased 12% to $387,239,000; net income, excluding foreign currency translations and one-time items, was up 15% to $68,040,000; and EPS per diluted share, excluding foreign currency translations and one-time items, was $1.44, increasing 13% over the first two quarters of 2009.  First half 2010 operating margins were 28%, and year-to-date free cash flow reached a record $98,664,000, or $2.08 per diluted share.  Cash balances reached a quarter-ending total of approximately $173,600,000, up approximately $35,000,000 from previous-quarter totals, and the second highest quarter-ending total in Company history.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted second quarter 2010 revenue of $106,528,000, an increase of 3% from the year-earlier quarter, while the MI-Swaco non-North American effective rig count increased by 2% for the same period.  Operating income, excluding foreign currency exchange losses, was $25,427,000, yielding operating margins of 24%, equal to the previous quarter’s margins.  Core anticipates increased international activity in the second half of 2010 which should produce higher revenues and margins for its internationally focused Reservoir Description business.

During the quarter, the Company continued to work large-scale core analysis and advanced rock properties studies from the eastern Mediterranean region, the Middle East, and both South Atlantic offshore margins.  Reservoir rock data sets from the eastern Mediterranean region were used to calibrate wireline logs and confirm additional natural gas reserves in the region.  Middle East projects included advanced rock properties testing that will help maintain or expand the productive capacity of oil reservoirs.  South Atlantic offshore margin projects included large-scale core analysis and reservoir geology studies for better definition of the quality and lateral extent of recent post- and pre-salt hydrocarbon developments.  Core continued to realize increased demand for reservoir fluids phase-behavior studies and for crude oil testing, inspection, distillation, assay, fractionation, and characterization projects worldwide.

Production Enhancement

Production Enhancement operations posted second quarter 2010 revenue that increased 53% year over year to $79,717,000, and operating income, excluding foreign currency exchange losses, increased 91% to $26,250,000.  Operating margins reached 33%, and year-over-year incremental quarterly margins, defined as the year-over-year change in quarterly operating income divided by the changes in corresponding revenue for those quarters, were 45%.  Increased North American natural gas drilling, increased demand for Core’s patented and proprietary completions and fracture diagnostics technologies, and several large international projects bolstered results.

The Company continued to see increased market penetration and increased demand for its ZeroWash®, SpectraScan®, and SpectraChem® fracture diagnostics technologies.  Demand for Core’s line of patented and proprietary High Efficiency Reservoir Optimization, or HEROTM, perforating charges and gun systems increased throughout the quarter.  Particularly strong demand was experienced in the oil-related Bakken and Eagle Ford shale plays.  Internationally, Production Enhancement continued to monitor the efficiency of a pilot study for a major miscible field-flood project in Abu Dhabi.  Core also began providing high-margin completion and recompletion technologies and services for reworking major, giant, and super giant fields in southern Iraq.

Reservoir Management

Reservoir Management operations posted second quarter 2010 revenue gains of 8% to $12,657,000, while operating income, excluding foreign currency exchange gains, increased 17% to $3,592,000 over second quarter 2009 totals.  Operating margins for the second quarter of 2010 reached 28%.

In addition to the numerous joint-industry projects, including extended studies of the Montney shales in Canada and Eagle Ford shales in South Texas, Reservoir Management also worked on numerous proprietary studies, many of which parallel the joint-industry projects.

Proprietary studies included detailed reservoir studies offshore Ivory Coast and Nigeria and a gas-shale reconnaissance project in Indonesia.  Reservoir Management was also contracted to evaluate “Wolfberry” reservoir systems in West Texas and to investigate the effectiveness of horizontal wells in the Woodbine, Eagle Ford, and Buda Limestone formations in East Texas.

Free Cash Flow, Cash, Share Count, Share Repurchase, and Senior Exchangeable Notes

For the second quarter of 2010, Core generated approximately $48,994,000 in cash from operations and made $6,541,000 in capital expenditures, yielding a free cash flow of $42,453,000, or $0.89 per diluted share.  For the first six months of 2010, Core generated $98,664,000 in FCF, or $2.08 per diluted share, the highest first-half yearly total ever reported by the Company.  Core concluded the second quarter of 2010 with $173,600,000 in cash balances, an increase of $70,000,000 over second quarter 2009 levels and up $35,000,000 over previous-quarter totals.  Net debt-to-capitalization was approximately 10% at quarter end.

Due to continued increases in the Company’s share price, Core increased its GAAP-reported diluted share count during the second quarter 2010 because of its outstanding Senior Exchangeable Notes (the “Notes”), of which approximately $239,000,000 worth remains outstanding. Core’s average share price for the second quarter of 2010 was approximately $71.00, which exceeded the Notes’ exchange strike price of $46.21.  Therefore, a proportionate number of shares was added to the GAAP diluted share total for future settlement of the Notes, which mature in 2011.  For the second quarter, 2,638,490 shares are included in Core’s diluted share count associated with the above mentioned Notes as well as warrants issued in 2006.  These additional diluted shares were partially offset by the 1,483,280 shares purchased for $91,686,000, or an average price per share of $61.81, during the first half of 2010.  Core’s diluted share count at the end of the second quarter was approximately 47,957,000.

The Senior Exchangeable Notes have been classified on the balance sheet as current, rather than long-term, debt. This classification occurs in any quarter when Core Lab’s share price exceeds the exchange premium by 30% over 20 of the last 30 trading days of the previous quarter. Consequently, the noteholders, at their option, could exchange their Notes during the second quarter 2010.  The Company has received six exchange requests in the second quarter of 2010 for twenty-eight notes, and Core is confident that its high cash balances are sufficient to meet all anticipated requests.

Return On Invested Capital

As reported in the previous three quarters, the Company’s Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core’s Peers by Bloomberg Financial.  The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies.  Further, the Company and its Board believe shareholders will benefit if Core consistently performs at the highest ROIC levels among its Bloomberg Peers.  According to the latest financial information from Bloomberg, Core Laboratories’ ROIC was the highest of any of the oilfield service companies listed in its Peer Group. In addition, Core’s ROIC was approximately 26 percentage points above the Peer Group average.  Several of the Peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value.  Core’s ratio of ROIC to WACC was the highest of any company in the Peer Group.

Peer companies listed by Bloomberg include Halliburton, Dril-Quip, Superior Energy Services, Schlumberger, Tidewater, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, Weatherford, and Key Energy Services, among others.  Core will update oilfield services sector returns for the second quarter 2010 in its third quarter 2010 earnings release.

Quarterly Dividend and Special Dividend

Core’s Board of Supervisory Directors  announced on 12 July 2010 that a quarterly cash dividend equal to $0.06 per share of common stock would be payable in the third quarter of 2010.  This amount reflects the two-for-one stock split that was effective on 8 July 2010 and is equal in amount to the quarterly cash dividend of $0.12 per share paid in the second quarter of 2010. On an annualized basis, the quarterly cash dividend would equal a payout of $0.24 per split share of common stock.  The quarterly cash dividend will be payable on 23 August 2010 to shareholders of record on 23 July 2010. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Core’s Board also has declared a special cash dividend of $0.65 per share of common stock payable on 23 August 2010 to shareholders of record on 23 July 2010.  This amount reflects the two-for-one stock split and is the equivalent of $1.30 per share before the split. Dutch withholding tax will be deducted from the special dividend at a rate of 15%.

Total Company payout for these third quarter dividends, combined with second quarter 2010 share repurchases, will be approximately $37,000,000, a total that equals most of the FCF generated during the second quarter of 2010.  Including the third quarter dividends, Core will have returned approximately $129,000,000, or $2.72 per diluted share, to its shareholders in 2010.  Since the inception of the Company’s Share Repurchase Program in 2002 and dividend and special dividend programs since 2008, Core will have returned over $800,000,000, or almost $17.00 per diluted share, to the Company’s shareholders.

Any determination to declare a future quarterly or special cash dividend, as well as the amount of any such cash dividend that may be declared, will be based on the Company’s financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

Third Quarter 2010 Earnings Guidance

For the third quarter of 2010, Core expects revenue of approximately $205,000,000, with EPS in the $0.76 to $0.78 range, up approximately 34% over year-earlier quarterly totals. Using the Company’s outstanding diluted share count of 47,957,000 at the end of the second quarter of 2010, EPS guidance of $0.76 to $0.78 translates to approximately $36,400,000 to $37,400,000 of net income.  Year-over-year third quarter net income is projected to increase approximately 38%.  Operating margins are expected to be approximately 28%, equaling the highest ever reported by Core, with year-over-year quarterly incremental margins of up to approximately 32%.

This third quarter guidance excludes any gains or losses that may originate from the repurchase of outstanding debt, any effects of foreign currency translations, and assumes an effective tax rate of 31%.  In addition, third quarter guidance does not consider shares that may be repurchased by the Company or shares that may be added to the share count relative to amounts outstanding on Core’s Senior Exchangeable Notes and warrants.

Adjustment to Senior Exchangeable Notes Exchange Rate

The dividends described herein will result in an adjustment to the Exchange Rate on our Senior Exchangeable Notes.  The new exchange rate will be 21.8728 per $1,000 principal amount of the outstanding Notes and is effective 19 July 2010.

The Company has scheduled a conference call to discuss Core’s second quarter 2010 earnings announcement.  The call will begin at 7:30 a.m. CDT on Thursday, 22 July 2010. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2009 Form 10-K filed on 19 February 2010, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.  The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	30 June 2010	30 June 2009	30 June 2010	30 June 2009

REVENUES	$198,902	$167,262	$387,239	$346,138

OPERATING EXPENSES:
Costs of services and sales	128,917	108,997	254,505	225,029
General and administrative expenses	9,211	6,684	15,591	15,958
Depreciation and amortization	5,766	5,906	11,520	11,614
Other expense (income), net	1,288	(6,013)	490	(4,770)

OPERATING INCOME	53,720	51,688	105,133	98,307
Interest expense	4,114	3,840	8,173	7,640

INCOME BEFORE INCOME TAX EXPENSE	49,606	47,848	96,960	90,667
Income tax expense	15,244	17,884	30,312	31,464
NET INCOME	34,362	29,964	66,648	59,203
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	146	157	227	204
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$34,216	$29,807	$66,421	$58,999

Diluted Earnings Per Share:	$0.71	$0.64	$1.40	$1.27

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	47,957	46,357	47,396	46,383

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$106,528	$103,479	$210,621	$206,002
Production Enhancement	79,717	52,014	148,561	115,114
Reservoir Management	12,657	11,769	28,057	25,022
Total	$198,902	$167,262	$387,239	$346,138

Operating income (loss):
Reservoir Description	$25,074	$31,462	$50,215	$56,214
Production Enhancement	26,152	14,419	47,095	32,743
Reservoir Management	3,672	3,484	9,292	6,962
Subtotal	54,898	49,365	106,602	95,919
Corporate and other	(1,178)	2,323	(1,469)	2,388
Total	$53,720	$51,688	$105,133	$98,307

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

ASSETS:	30 June 2010	31 December 2009
	(Unaudited)
Cash and Cash Equivalents	$173,622	$181,045
Accounts Receivable, net	137,565	133,758
Inventory	33,762	32,184
Other Current Assets	29,022	43,550
Total Current Assets	373,971	390,537

Property, Plant and Equipment, net	100,680	98,784
Intangibles, Goodwill and Other Long Term Assets, net	178,010	168,845
Total Assets	$652,661	$658,166

LIABILITIES AND EQUITY:

Accounts Payable	$39,528	$33,009
Other Current Liabilities	81,097	73,399
Short-Term Debt – Senior Exchangeable Notes	216,787	-
Total Current Liabilities	337,412	106,408

Long-Term Debt– Senior Exchangeable Notes	-	209,112
Other Long-Term Liabilities	58,985	60,888
Equity Component of Senior Exchangeable Notes	21,871	-
Total Equity	234,393	281,758
Total Liabilities and Equity	$652,661	$658,166

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six Months Ended
30 June 2010

CASH FLOWS FROM OPERATING ACTIVITIES	$111,360

CASH FLOWS FROM INVESTING ACTIVITIES	(22,634)

CASH FLOWS FROM FINANCING ACTIVITIES	(96,149)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(7,423)
CASH AND CASH EQUIVALENTS, beginning of period	181,045
CASH AND CASH EQUIVALENTS, end of period	$173,622

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.  A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at  www.corelab.com under “Investors” / “Non-US GAAP Financial Measures”.

Reconciliation of Operating Income
(amounts in thousands)
Three Months Ended 30 June 2010

	Reservoir Description	Production Enhancement	Reservoir Management	Consolidated

Operating income	$25,074	$26,152	$3,672	$53,720
Foreign exchange loss (gain)	353	98	(80)	1,712
Operating income excluding specific items	$25,427	$26,250	$3,592	$55,432

Reconciliation of Operating Income
(amounts in thousands)
Three Months Ended 30 June 2009

	Reservoir Description	Production Enhancement	Reservoir Management	Consolidated

Operating income	$31,462	$14,419	$3,484	$51,688
Foreign exchange (gain)	(1,878)	(667)	(416)	(2,897)
Gain on settlement of a contingent liability	-	-	-	(2,500)
Operating income excluding specific items	$29,584	$13,752	$3,068	$46,291

Reconciliation of Operating Income
(amounts in thousands)

Six months ended 30 June 2010

Operating income	$105,133
Foreign exchange loss in second quarter	1,712
Operating income excluding specific items	$106,845

Reconciliation of Net Income
(amounts in thousands)

	Three Months Ended	Six Months Ended	Six Months Ended
	30 June 2010	30 June 2010	30 June 2009

Net income	$34,216	$66,421	$58,999
Foreign exchange loss (gain) (net of tax)	1,619	1,619	(530)
Gain on settlement of a contingent liability	-	-	(2,500)
Effect of change in tax rate	-	-	3,217
Net income excluding specific items	$35,835	$68,040	$59,186

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	30 June 2010	30 June 2009	30 June 2010	30 June 2009

Diluted earnings per share	$0.71	$0.64	$1.40	$1.27
Foreign exchange loss (gain) (net of tax)	0.04	(0.04)	0.04	(0.01)
Gain on settlement of a contingent liability	-	(0.05)	-	(0.05)
Effect of change in tax rate	-	0.07	-	0.07
Diluted earnings per share excluding specific items	$0.75	$0.62	$1.44	$1.28

Free Cash Flow

Core uses the non-GAAP measure of free cash flow and free cash flow per diluted share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per diluted share are important measurements because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per diluted share are not measures of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow and free cash flow per diluted share as a measure of liquidity. Moreover, since free cash flow and free cash flow per diluted share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per diluted share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands, except per share data)
(Unaudited)

	Three Months	Six Months	Three Months
	Ended	Ended	Ended
	30 June 2010	30 June 2010	30 June 2009

Net cash provided by operating activities	$48,994	$111,360	$36,149
Less: capital expenditures	(6,541)	(12,696)	(2,665)
Free cash flow	$42,453	$98,664	$33,484

Weighted Average Diluted Common Shares	47,957	47,396	46,357

Free cash flow per Diluted Share	$0.89	$2.08	$0.72

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